Exhibit 99.1

PRESS RELEASE

For Release 9/10/2011

Contact:
Rick Hull, President/CEO
Premier Bank & Trust
rick.hull@mypbandtbank.com
330-244-2985

PREMIER BANK & TRUST GETS GOOD NEWS FROM BANK REGULATORY AGENCY

NORTH CANTON OHIO – September 9, 2011-  Premier Bank & Trust, headquartered in North Canton, Ohio was advised today that The Office of the Comptroller of the Currency (the “OCC”) has removed a regulatory consent order placed on the bank in 2009, when it was known as Ohio Legacy Bank.  This action comes 18 months after the appointment of a new management team and the recapitalization of the bank.

 “This news is proof that the bank has been resuscitated and that our regulators recognize that we have turned the institution around. We are now in a position to build on the foundation we have established,” says Rick Hull, President and CEO. “It reinforces our belief that building a strong leadership team, following both strategic and tactical plans, and providing our employees with the ability to make decisions regarding their clients makes us a unique community bank in today’s market. Our clients will benefit from our commitment to our market place, as we fully intend on leveraging the talent we have amassed at our bank by expanding our lending and asset management services. Our wealth management, commercial lending, mortgage banking, and retail banking teams have great ability and a desire to be the community bank clients rely on. Relief from the consent order will also allow us to utilize the capital we will receive from the sale of our Wooster banking offices, which we anticipate closing on or about October 14th.”

Transforming Premier Bank & Trust

Ohio Legacy Bank had been placed under a consent order that required it to attain and maintain certain capital levels; to adopt and implement a program to manage its special mention, substandard and doubtful assets; to maintain an appropriate internal risk rating program; and to adopt and adhere to an appropriate policy regarding its allowance for loan and lease losses.

In February 2010, the bank was recapitalized and underwent numerous changes throughout the remainder of the year and into the first half of 2011. During 2010, the board of directors and management implemented changes addressing each of the regulatory issues while establishing the foundation to permit the bank to move forward.  In April 2010, the bank was granted fiduciary powers, changed its name to Premier Bank & Trust, and subsequently formed a Wealth Division, not commonly heard of for a bank its size, offering trust services, active asset management, investment and private banking services. The bank grew the Wealth Division to more than $100 million in assets under management in eight months.

Denise Penz, Executive Vice President, Chief Operating Officer and Wealth Manager stated, “We are grateful to our shareholders, clients and employees for the faith they placed in our ability to return our bank to a well capitalized, fully operational position. We look forward to serving our communities and clients for many years.”  She further stated, “We are proud and thankful to our employees who worked tirelessly to accomplish our goal of demonstrating to our regulators that we have met all of the items in the consent order, and returned our bank to a fully safe and sound condition.”

About Premier Bank & Trust

Ohio Legacy Corp is a bank holding company headquartered in North Canton, Ohio. Its subsidiary, Premier Bank & Trust, N.A., provides financial services to small businesses and consumers through four full-service banking locations in Canton and Wooster Ohio, and a wealth office in St. Clairsville Ohio.